Exhibit (d)(vii)

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                         EXPENSE REIMBURSEMENT AGREEMENT


         AGREEMENT made this 1st day of January, 2003 by and between Gabelli Global Series Funds, Inc. (the "Company") on behalf of The Gabelli Global Opportunity Fund (the "Fund"), a series of the Company, and Gabelli Funds, LLC (the "Adviser").

         With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 1.50% for Class AAA Shares, 1.50% for Class A Shares, 2.25% for Class B Shares and 2.25% for Class C Shares of the average daily net assets of the Fund.

         This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


GABELLI GLOBAL SERIES FUNDS, INC.           GABELLI FUNDS, LLC
ON BEHALF OF
THE GABELLI GLOBAL OPPORTUNITY FUND


By:      /S/BRUCE N. ALPERT             By:      /S/ GUS A. COUTSOUROS
         ------------------------------          -----------------------------


Attest:  /S/LUDMILLA POMPADUR           Attest:  /S/LUDMILLA POMPADUR
         ------------------------------          -----------------------------